Exhibit 10.2

SPINNAKER EXPLORATION COMPANY

EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

I.	INTRODUCTION

This Employee Change in Control Severance Plan is adopted pursuant to the authorization of the Board of Directors of Spinnaker Exploration Company, a Delaware corporation (the “Company”), for the benefit of its eligible employees and the eligible employees of its participating subsidiaries and affiliated entities. This Change in Control Severance Plan is intended to provide severance benefits to certain individuals whose employment is terminated under certain circumstances on or after the date upon which occurs a change in control of the Company.

II.	DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Change in Control” shall mean: (1) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event; (2) the dissolution or liquidation of the Company; (3) when any person or entity other than an Exempt Person, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or (4) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board. For purposes of the preceding sentence and determining Exempt Persons, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(c) “Change in Terms of Service” shall mean, with respect to each Covered Individual, the occurrence, on the date upon which a Change in Control occurs or within such Covered Individual’s Coverage Period, of either or both of the following:

(1) a material reduction in such Covered Individual’s annual base salary (or, in the case of a Covered Individual who is paid on an hourly basis, a material reduction in such Covered Individual’s regular hourly rate of pay multiplied by his regularly scheduled hours per annum) from that provided to such Covered Individual immediately prior to the date on which a Change in Control occurs; or

(2) a change in the location of such Covered Individual’s principal place of employment by the Employer by 50 miles or more from the location where he was principally employed immediately prior to the date on which a Change in Control occurs.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Committee appointed pursuant to Section 4.1.

(f) “Company” shall mean Spinnaker Exploration Company, a Delaware corporation.

(g) “Compensation” shall mean, with respect to each Covered Individual, the sum of the following:

(1) the greater of such Covered Individual’s annual base salary (or, in the case of a Covered Individual who is paid on an hourly basis, the greater of such Covered Individual’s regular hourly rate of pay multiplied by his regularly scheduled hours per annum) at the rate in effect (A) immediately prior to the Change in Control, (B) 60 days prior to the date of such Covered Individual’s Involuntary Termination, or (C) the date of such Covered Individual’s Involuntary Termination; and

(2) the annual cash bonus, if any, most recently paid by the Employer to such Covered Individual prior to the date of such Covered Individual’s Involuntary Termination (or, if greater, the annual cash bonus, if any, most recently paid by the Employer to such Covered Individual prior to the date upon which a Change in Control occurs); provided, however, that if such Covered Individual was employed by the Employer for only a portion of the year with respect to which such bonus was paid, then the amount under this clause (2) shall equal an amount determined by annualizing the bonus received by such Covered Individual based on the ratio of the number of days such Covered Individual was employed by the Employer during such year to 365 days.

(h) “Coverage Period” shall mean, with respect to each Covered Individual, a period of time that begins on the date upon which a Change in Control occurs and continues for a number of months designated by the Company in its sole discretion, which number of months shall be set forth opposite such Covered Individual’s name in the Covered Individual Schedule; provided, however, that if, for any reason, the number of months is not so designated in the Covered Individual Schedule, then such number of months shall equal 12.

(i) “Covered Individual” shall mean each individual who, immediately prior to the effective time of a Change in Control, is a regular, full-time employee of the Employer (not including temporary, casual or part time employees) other than (1) any individual whose terms of employment are governed by a collective bargaining agreement between a collective bargaining unit and the Employer unless such agreement provides for coverage of such individual under the Plan, (2) any individual who is a participant in the Company’s Executive Change in Control Severance Plan, (3) any individual who is a nonresident alien and (4) any individual who is not on the Employer’s United States payroll.

(j) “Covered Individual Schedule” shall mean a schedule maintained by the Company for purposes of the Plan indicating the name, Coverage Period and Severance Amount Percentage of each Covered Individual. The Covered Individual Schedule shall be established prior to the date upon with a Change in Control occurs, and such schedule shall be and is hereby made a part of the Plan for all purposes. The Covered Individual Schedule may be amended from time to time by the Company in accordance with Section 5.2.

(k) “Disability” shall mean a disability entitling a Covered Individual to benefits under a group long-term disability plan maintained by the Employer.

(l) “Employer” shall mean the Company and each of its subsidiaries and affiliates that is treated as an Employer in accordance with the provisions of Section 5.1.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Exempt Person” shall mean any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, who acquires securities of the Company directly from the Company and who immediately after such acquisition has ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company and who immediately prior to such acquisition did not have ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; provided, however, such person or entity shall not be deemed to be an Exempt Person if such person or entity concurrently or subsequently acquires or gains ownership or control (including, without limitation, power to vote) from any person or entity other than the Company of additional voting securities of the Company and if, immediately after such acquisition or gain, such person or entity has ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company.

(o) “Involuntary Termination” shall mean, with respect to each Covered Individual, any termination of such Covered Individual’s employment with the Employer which:

(1) does not result from a voluntary resignation by such Covered Individual (other than a resignation pursuant to clause (2) of this Section 2.1(o)); or

(2) results from a resignation by such Covered Individual on or before the date which is 60 days after the date the Covered Individual receives notice of a Change in Terms of Service;

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of such Covered Individual’s death or Disability.

(p) “Plan” shall mean the Spinnaker Exploration Company Employee Change in Control Severance Plan, as amended from time to time.

(q) “Severance Amount Percentage” shall mean, with respect to each Covered Individual, a percentage designated by the Company in its sole discretion, which percentage shall be set forth opposite such Covered Individual’s name in the Covered Individual Schedule; provided, however, that if, for any reason, the percentage is not so designated in the Covered Individual Schedule, then such percentage shall equal 50%.

(r) “Termination for Cause” shall mean, with respect to each Covered Individual, any termination of such Covered Individual’s employment with the Employer based on a determination by the Committee that such Covered Individual (1) has been convicted of a misdemeanor involving moral turpitude or a felony, (2) has engaged in conduct which is materially injurious (monetarily or otherwise) to the Employer or any of its affiliates (including, without limitation, misuse of the Employer’s or an affiliate’s funds or other property), (3) has engaged in gross negligence or willful misconduct in the performance of such Covered Individual’s duties, (4) has willfully refused without proper legal reason to perform such Covered Individual’s duties and responsibilities, (5) has materially breached any material provision of any agreement between the Employer and such Covered Individual, or (6) has materially breached any material corporate policy maintained and established by the Employer that is of general applicability to Covered Individuals.

2.2 Number and Gender. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

III.	SEVERANCE BENEFITS

3.1 Severance Benefits. If the employment by the Employer or a successor thereto of a Covered Individual shall be subject to an Involuntary Termination on the date upon which a Change in Control occurs or within such Covered Individual’s Coverage Period, then such Covered Individual shall be entitled to receive as a severance benefit, subject to the provisions of Sections 3.3, 3.4 and 3.5, a lump sum cash payment in an amount equal to such Covered Individual’s Severance Amount Percentage multiplied by his Compensation. Such lump sum cash payment shall be paid by the Employer to such Covered Individual as soon as administratively feasible after the release required to be delivered to the Employer as a condition to the receipt of severance benefits becomes effective and irrevocable (or, if later, on the fifth day after such Covered Individual executes the agreement referred to in Section 3.4(b)); provided, however, that if the lump sum cash payment would be subject to additional taxes and interest under Section 409A of the Code, then payment of the lump sum cash payment shall be deferred to the extent required to avoid such additional taxes and interest.

3.2 Interest on Late Payments. If any cash payment provided for in Section 3.1 is not made when due, the Employer shall pay to the Covered Individual interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at the rate of 10% per annum, compounded annually.

3.3 Parachute Payments. Anything to the contrary herein notwithstanding, if a Covered Individual is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the severance benefits provided for in Section 3.1, together with any other payments or benefits which the Covered Individual has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the severance benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by the Covered Individual from the Employer will be one dollar ($1.00) less than three times the Covered Individual’s

“base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts received by the Covered Individual shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Covered Individual (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the severance benefits is necessary shall be made by the Committee in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments or benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Covered Individual’s base amount, the Covered Individual shall immediately repay such excess to the Employer upon notification that an overpayment has been made. Nothing in this Section 3.3 shall require the Employer to be responsible for, or have any liability or obligation with respect to, any Covered Individual’s excise tax liabilities under Section 4999 of the Code.

3.4 Coordination with Employment Agreement. The benefits under the Plan are not intended to duplicate the benefits to which a Covered Individual is entitled under an employment agreement or a severance agreement between such Covered Individual and the Employer, and if a Covered Individual is entitled to a severance benefit under any such agreement, then such Covered Individual shall not be entitled to benefits under the Plan unless (a) within five days after the date of such Covered Individual’s Involuntary Termination, such Covered Individual provides written notice to the Company (addressed to the Chairman of the Board of the Company or any successor entity) that such Covered Individual has elected to receive the benefits under the Plan in lieu of any severance benefit payable in cash under any such agreement (including, without limitation, any cash payment under any such agreement that is intended to make such Covered Individual whole or otherwise compensate him with respect to excise taxes imposed under Section 4999 of the Code) and (b) such Covered Individual executes an agreement in the form prescribed by the Committee pursuant to which such Covered Individual expressly waives his right to receive any severance benefit payable in cash under any such agreement (including, without limitation, any cash payment under any such agreement that is intended to make such Covered Individual whole or otherwise compensate him with respect to excise taxes imposed under Section 4999 of the Code) in exchange for the receipt of benefits under the Plan.

3.5 Release and Full Settlement. As a condition to the receipt of any severance benefit hereunder, a Covered Individual shall first execute a release, in the form established by the Committee, releasing the Committee, the Employer, and the Employer’s shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Individual’s employment with the Employer or the termination of such employment, and the performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Covered Individual shall constitute full settlement of all such claims and causes of action.

3.6 No Mitigation. A Covered Individual shall not be required to mitigate the amount of any payment or benefit provided for in this Article III by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article III be reduced by any compensation or benefit earned by the Covered Individual as the result of employment by another employer or by retirement benefits. Except as provided in Section 3.4, the benefits under the Plan are in addition to any other benefits to which a Covered Individual is otherwise entitled; provided, however, that a Covered Individual who is entitled to receive benefits under the Plan shall not be eligible to receive any benefits under any other severance benefit plan maintained by the Employer or any of its affiliates.

IV.	ADMINISTRATION OF PLAN

4.1 Appointment of Committee. The Company shall be the Plan administrator during the period preceding the date upon which a Change in Control occurs. Prior to the date upon which a Change in Control occurs, the Board shall appoint one or more persons or entities who are not employed by the Employer or any affiliate thereof to serve as the Committee from and after such date. If for any reason any individual or entity so appointed resigns or is otherwise unwilling or unable to serve as a member of the Committee, then such individual or entity (or any successor thereto) shall appoint his or its own successor (who shall also be independent of the Employer). The Committee may select officers and may appoint a secretary who need not be a member of the Committee. The Committee shall designate the person or persons who shall be authorized to sign for the Committee and, upon such designation, the signature of such person or persons shall bind the Committee.

4.2 Proceedings and Meetings. The Committee shall keep appropriate records of proceedings related to the administration of the Plan and shall make available for examination during business hours to any Covered Individual or beneficiary such records as pertain to that individual’s interest in the Plan. The Committee shall hold meetings upon such notice and at such times and places as it may from time to time determine. Notice to a member shall not be required if waived in writing by that member. A majority of the members of the Committee duly appointed shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting where a quorum is present shall be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by all of the members of the Committee.

4.3 Committee’s Powers and Duties. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. The Committee shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

(a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) to make a determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Individual’s employment and the cause of such termination);

(e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g) to sue or cause suit to be brought in the name of the Plan; and

(h) to obtain from the Employer and from Covered Individuals such information as is necessary for the proper administration of the Plan.

4.4 Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any member of the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was in good faith.

4.5 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4.6 Claims Procedures. Claims for Plan benefits and reviews of Plan benefit claims that have been denied or modified shall be processed in accordance with the written Plan claims procedures that are attached hereto as Exhibit A, which procedures are hereby incorporated by reference as a part of the Plan.

V.	GENERAL PROVISIONS

5.1 Other Participating Employers. It is contemplated that affiliates of the Company may adopt this Plan and thereby become an “Employer” hereunder. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its Board of Directors or noncorporate counterpart. The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the determination of whether a Change in Control has occurred shall be made based solely on the Company. Nevertheless, any Employer may incorporate in its adoption agreement or in an amendment document specific provisions relating to the operation of the Plan, and such provisions shall become a part of the Plan as to such Employer only. Transfer of employment among the Company and other participating Employers (and among any of their affiliates) shall not be considered an Involuntary Termination hereunder. Subject to the provisions of Section 5.2, any participating Employer may, by appropriate action of its Board of Directors or noncorporate counterpart, terminate its participation in the Plan. Amounts payable hereunder shall be paid by the Employer which employs the particular Covered Individual.

5.2 Termination and Amendment of Plan.

(a) The Plan (including the Covered Individual Schedule) may be amended, terminated or discontinued by the Board (or an authorized committee thereof) in whole or in part, at any time and from time to time; provided, however, that, subject to the provisions of Section 5.2(b), the Plan (including the Covered Individual Schedule) may not be amended, terminated or discontinued (1) with respect to each Covered Individual and upon the occurrence of a Change in Control, during such Covered Individual’s Coverage Period, and (2) to reduce the potential benefits provided under Section 3.1 or to adversely (from the perspective of employees of the Employer) modify the classification of individuals who will qualify as Covered Individuals during the period beginning on the date of a public announcement by the Company of a potential transaction that could result in a Change in Control and ending on the date such potential transaction is abandoned by the Company and any other parties thereto or has been consummated and resulted in a Change in Control. The Plan shall automatically terminate with respect to each Covered Individual at the end of such Covered Individual’s Coverage Period; provided, however, that if, prior to such termination date, the contingency factors occur which would entitle such Covered Individual to the benefits as provided herein, then the Plan shall remain in effect with respect to such Covered Individual in accordance with its terms.

(b) The provisions set forth in Section 5.2(a) that otherwise restrict amendments to the Plan (including the Covered Individual Schedule) shall not apply to (1) an amendment to the administrative provisions of the Plan that is required pursuant to applicable law, (2) an amendment that adds a Covered Individual to the Covered Individual Schedule, (3) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of a Covered Individual’s rights under the Plan (including an amendment to the Covered Individual Schedule that increases the Coverage Period or Severance Amount Percentage applicable to a Covered Individual) or (4) an amendment which decreases the benefits of a Covered Individual (including an amendment to the Covered Individual Schedule that decreases the Coverage Period or Severance Amount Percentage applicable to a Covered Individual) that is consented to in writing by such Covered Individual.

(c) The Plan may not be amended, terminated, or discontinued except as expressly provided in this Section 5.2. For purposes of this Section 5.2, the termination of an Employer’s participation in the Plan (and, accordingly, but for the provisions of this Section 5.2, the termination of such Employer’s participation in the Plan pursuant to Section 5.1) shall be deemed to be an amendment to the Plan, but the commencement of participation by an Employer in the Plan (and, accordingly, participation by such Employer in the Plan pursuant to Section 5.1) shall not be considered an amendment to the Plan.

5.3 Funding; Cost of Plan. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets. The entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Individuals.

5.4 Plan Year. The Plan shall operate on a plan year consisting of the 12-consecutive month period commencing on January 1 of each year; provided, however, that the first Plan Year shall begin on the date of the approval of the Plan by the Board and shall end on December 31, 2005.

5.5 Nonalienation. Covered Individuals shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

5.6 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person’s right to terminate his employment at any time.

5.7 Indemnification. If a Covered Individual shall obtain any money judgment or otherwise prevail with respect to any litigation brought by such Covered Individual or the Employer to enforce or interpret any provision contained herein, the Employer, to the fullest extent permitted by applicable law, hereby indemnifies such Covered Individual for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (a) to pay in full all such fees and disbursements and (b) to pay prejudgment interest on any money judgment obtained by such Covered Individual from the earliest date that payment to such Covered Individual should have been made under the Plan until such judgment shall have been paid in full, which interest shall be calculated at the rate of 10% per annum, compounded annually.

5.8 Payment Obligations Absolute. The Employer’s obligation to pay a Covered Individual the amounts provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer or any of its subsidiaries may have against such Covered Individual or anyone else. All amounts payable by the Employer shall be paid without notice or demand.

5.9 Withholding. Any benefits paid or provided pursuant to the Plan shall be subject to any required tax withholding.

5.10 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.11 Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Covered Individuals with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Covered Individuals. Any benefits paid or provided pursuant to the Plan shall be deemed to be a severance payment and not “compensation” for purposes of determining benefits under the Employer’s qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise).

EXECUTED this 31st day of May, 2005.

SPINNAKER EXPLORATION COMPANY

By:	/s/ ROGER L. JARVIS
Name:	Roger L. Jarvis
Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT A

TO SPINNAKER EXPLORATION COMPANY

EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

CLAIMS PROCEDURES

1. Purpose of Exhibit

This Exhibit sets forth the benefit claims procedures for the Spinnaker Exploration Company Employee Change in Control Severance Plan, as amended from time to time (the “Plan”).

2. Definitions

Capitalized terms used in this Exhibit that are not defined in this Paragraph 2 shall have the meaning assigned to such terms in the Plan. For purposes of this Exhibit, the following terms, where capitalized, will have the meanings provided below:

(a)	Adverse Benefit Determination: Any denial, reduction or termination of or failure to provide or make payment (in whole or in part) of a Plan benefit, including any denial, reduction, termination or failure to provide or make payment that is based on a determination of a Claimant’s eligibility to participate in the Plan. Further, any invalidation of a claim for failure to furnish written proof of loss or to comply with the claim submission procedure will be treated as an Adverse Benefit Determination.

(b)	Benefits Administrator: The Company’s Vice President of Human Resources or such other person or office to whom the Committee has delegated day-to-day Plan administration responsibilities and who, pursuant to such delegation, processes Plan benefit claims in the ordinary course.

(c)	Claimant: An individual or an authorized representative of such individual who has filed or desires to file a claim for a benefit or an increased benefit under the Plan.

(d)	ERISA: The Employee Retirement Income Security Act of 1974, as amended.

3. Filing of Benefit Claim

To file a benefit claim under the Plan, a Claimant must submit to the Benefits Administrator a written claim for Plan benefits containing a description of (a) an alleged failure to receive a benefit payable to such Claimant under the Plan or (b) an alleged discrepancy between the amount of a benefit owed and the amount of a benefit received by such Claimant under the Plan. In connection with the submission of a claim, the Claimant may examine the Plan and any other relevant documents relating to the claim, and may submit written comments relating to such claim to the Benefits Administrator coincident with the filing of the benefit claim form. If the Claimant needs additional information regarding his Plan benefits, he may obtain such information by submitting a written request to the Benefits Administrator describing the additional information needed. Failure of a Claimant to furnish a written claim description or to otherwise comply with the claim submission procedure will invalidate such claim unless the Benefits Administrator in its discretion determines that it was not reasonably possible to comply with such procedure.

4. Processing of Benefit Claim

Upon receipt of a fully completed benefit claim from a Claimant, the Benefits Administrator shall determine if the Claimant’s right to the requested benefit, payable at the time or times and in the form requested, is clear and, if so, shall process such benefit claim without resort to the Committee. If the Benefits Administrator determines that the Claimant’s right to the requested benefit, payable at the time or times and in the form requested, is not clear, it shall refer the benefit claim to the Committee for review and determination, which referral shall include:

(a)	All materials submitted to the Benefits Administrator by the Claimant in connection with the claim;

(b)	A written description of why the Benefits Administrator was of the view that the Claimant’s right to the benefit, payable at the time or times and in the form requested, was not clear;

(c)	A description of all Plan provisions pertaining to the benefit claim;

(d)	Where appropriate, a summary as to whether such Plan provisions have in the past been consistently applied with respect to other similarly situated Claimants; and

(e)	Such other information as may be helpful or relevant to the Committee in its consideration of the claim.

If the Claimant’s claim is referred to the Committee, the Claimant may examine any relevant document relating to his claim and may submit written comments or other information to the Committee to supplement his benefit claim. Within 90 days of receipt of a fully completed benefit claim form from a Claimant that has been referred to the Committee by the Benefits Administrator (or such longer period as may be necessary due to unusual circumstances or to enable the Claimant to submit comments, but in any event not later than will permit the Committee sufficient time to fully and fairly consider the claim and make a determination within the time frame provided in Paragraph 5 below), the Committee shall consider the referral regarding the claim of the Claimant and make a decision as to whether it is to be approved, modified or denied. If the claim is approved, the Committee shall direct the Benefits Administrator to process the approved claim as soon as administratively practicable.

5. Notification of Adverse Benefit Determination

In any case of an Adverse Benefit Determination of a claim for a Plan benefit, the Benefits Administrator or the Committee shall furnish written notice to the affected Claimant within a reasonable period of time but not later than 90 days after receipt of such claim for Plan benefits (or within 180 days if special circumstances necessitate an extension of the 90-day period and the Claimant is informed of such extension in writing within the 90-day period and is provided with an extension notice consisting of an explanation of the special circumstances requiring the extension of time and the date by which the benefit determination will be rendered). Any notice that denies a benefit claim of a Claimant in whole or in part shall, in a manner calculated to be understood by the Claimant:

(a)	State the specific reason or reasons for the Adverse Benefit Determination;

(b)	Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

(c)	Describe any additional material or information necessary for the Claimant to perfect the claim and explain why such material or information is necessary; and

(d)	Describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.

6. Review of Adverse Benefit Determination

A Claimant has the right to have an Adverse Benefit Determination reviewed in accordance with the following claims review procedure:

(a)	The Claimant must submit a written request for such review to the Committee not later than 60 days following receipt by the Claimant of the Adverse Benefit Determination notification;

(b)	The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the Committee;

(c)	The Claimant shall have the right to have all comments, documents, records, and other information relating to the claim for benefits that have been submitted by the Claimant considered on review without regard to whether such comments, documents, records or information were considered in the initial benefit determination; and

(d)	The Claimant shall have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits free of charge upon request, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure.

The decision on review by the Committee will be binding and conclusive upon all persons, and the Claimant shall neither be required nor be permitted to pursue further appeals to the Committee.

7. Notification of Benefit Determination on Review

Notice of the Committee’s final benefit determination regarding an Adverse Benefit Determination will be furnished in writing or electronically to the Claimant after a full and fair review. Notice of an Adverse Benefit Determination upon review will:

(a)	State the specific reason or reasons for the Adverse Benefit Determination;

(b)	Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

(c)	State that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the

Claimant’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure; and

(d)	Describe the Claimant’s right to bring an action under section 502(a) of ERISA.

The Committee shall notify a Claimant of its determination on review with respect to the Adverse Benefit Determination of the Claimant within a reasonable period of time but not later than 60 days after the receipt of the Claimant’s request for review unless the Committee determines that special circumstances require an extension of time for processing the review of the Adverse Benefit Determination. If the Committee determines that such extension of time is required, written notice of the extension (which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination on review) shall be furnished to the Claimant prior to the termination of the initial 60-day review period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day review period. In the event such extension is due to a Claimant’s failure to submit necessary information, the period for making the determination on review will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

8. Exhaustion of Administrative Remedies

Completion of the claims procedures described in this document will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant; provided, however, that the Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

9. Payment of Benefits

If the Benefits Administrator or Committee determines that a Claimant is entitled to a benefit under the Plan, payment of such benefit will be made to such Claimant as soon as administratively practicable after the date the Benefits Administrator or Committee determines that such Claimant is entitled to such benefit or on such other date designated by the Committee in accordance with the terms of the Plan.

10. Authorized Representatives

An authorized representative may act on behalf of a Claimant in pursuing a benefit claim or an appeal of an Adverse Benefit Determination. An individual or entity will only be determined to be a Claimant’s authorized representative for such purposes if the Claimant has provided the Committee with a written statement identifying such individual or entity as his authorized representative and describing the scope of the authority of such authorized representative. In the event a Claimant identifies an individual or entity as his authorized representative in writing to the Committee but fails to describe the scope of the authority of such authorized representative, the Committee shall assume that such authorized representative has full powers to act with respect to all matters pertaining to the Claimant’s benefit claim under the Plan or appeal of an Adverse Benefit Determination with respect to such benefit claim.

11. Amendments

These procedures may be amended in accordance with the provisions of, and subject to the limitations set forth in, Section 5.2 of the Plan.